Exhibit 10(d)
CONFIDENTIAL

REDACTED COPY

"CONFIDENTIAL TREATMENT REQUESTED"

"Confidential material has been separately filed with the U.S. Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and market with an asterisk [ * ].

GAS PURCHASE AND AGENCY AGREEMENT

By and Between

NORTH SHORE GAS COMPANY
("Buyer")

And

ENRON NORTH AMERICA CORP.
("Seller")

Dated as of September 16, 1999
TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS 1
ARTICLE 2. PURCHASE AND SALE OBLIGATIONS 6
ARTICLE 3. TERM 8
ARTICLE 4. PRICE 9
ARTICLE 5. DELIVERY POINT(S) 12
ARTICLE 6. CAPACITY RELEASE AND AGENCY 12
ARTICLE 7. CONDITIONS PRECEDENT 13
ARTICLE 8. REPRESENTATIONS, WARRANTIES AND COVENANTS 14
ARTICLE 9. BILLING AND PAYMENT 17
ARTICLE 10. CONTROL, POSSESSION, RISK OF LOSS AND TITLE 19
ARTICLE 11. DEFAULTS AND REMEDIES 20
ARTICLE 12. FORCE MAJEURE 21
ARTICLE 13. ARBITRATION 23
ARTICLE 14. TERMINATION OF AGREEMENT 25
ARTICLE 15. INDEMNIFICATION 28
ARTICLE 16. CONFIDENTIALITY 29
ARTICLE 17. NOTICES 31
ARTICLE 18. TAXES 32
ARTICLE 19. MISCELLANEOUS 32
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GAS PURCHASE AND AGENCY AGREEMENT

This Gas Purchase and Agency Agreement (this "Agreement") is made and entered into as of this 16th day of September, 1999, to be effective as of October 1, 1999, by and between North Shore Gas Company, an Illinois corporation ("Buyer"), and Enron North America Corp., a Delaware corporation ("Seller").

WHEREAS, Buyer is a public utility subject to regulation by the Illinois Commerce Commission and is obligated to fulfill certain public service obligations and responsibilities to meet its customers' requirements; and

WHEREAS, Buyer desires to secure a firm supply of Gas sufficient to meet a portion of its customers' requirements and to have Seller act as its agent in connection with certain of its supply and capacity contracts, and Seller is willing to obtain and sell to Buyer such quantities of Gas and provide such agency; and

WHEREAS, subject to the terms and conditions contained herein, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller a quantity of Gas;
NOW, THEREFORE, in consideration of the representations, warranties, mutual agreements, covenants, and conditions herein contained, Seller and Buyer agree as follows:
ARTICLE 1. DEFINITIONS

Unless a different definition is expressly stated, the following terms, where used in this Agreement, and in all exhibits, schedules, recitals, appendices and amendments related to this Agreement, shall have the following meaning:

1. "Affiliate" means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms, "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2. "Agreed Upon Procedures Letter" means the letter developed pursuant to Section 4.3.
3. "Agreement" means this Gas Purchase and Agency Agreement, as amended, modified or supplemented from time to time.
4. "Baseload Quantity" means [ * ].

5. "Btu" means one (1) British thermal unit, which is the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1°F) from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F) at sea level pressure.

6. "Business Day" means a Day on which the majority of Federal Reserve member banks in Chicago, Illinois are open for business. Each such Business Day shall commence at 7:00 a.m. C.T. and end at 5:00 p.m. C.T.

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7. "Buyer" means North Shore Gas Company.
8. "Buyer's Deficiency Quantity" shall have the meaning ascribed to such term in Section 11.2.

9. "Capacity Release" means the release of transportation or storage capacity pursuant to the terms and conditions of an Interstate Pipeline's effective gas tariff on file with the Federal Energy Regulatory Commission as contemplated by 18 C.F.R. Part 284 or successor regulations, and "Released Capacity" shall refer to capacity that has been released pursuant to a Capacity Release.

10. "C.T." means the prevailing time in the Central Time Zone.
11. "Chicago First of Month Index" means, [ * ].

12. "Confidential Information" means trade secrets, patentable or non-patentable inventions and ideas, know-how, formulae, processes, designs, sketches, plans, drawings, specifications, reports, projections, plant and equipment expansion plans, lists of employees, customers and suppliers, monetizing techniques and strategies, commodity and derivatives hedging and trading strategies and techniques, financial statements and other financial data, pricing information, cost and expense information, product development, strategic and marketing plans and all other information, data and experience of any kind whatsoever, whether technical, marketing or financial, regarding the business, facilities and operations of Buyer and its Affiliates or of Seller and its Affiliates, as the case may be, whether oral, written or electronic. "Confidential Information" also shall be deemed to include all notes, analyses, compilations, studies, interpretations and other documents or electronic recording that reflect Confidential Information furnished pursuant to the terms of this Agreement or any transaction contemplated hereby or thereby. The term "Confidential Information" shall not include information that a recipient can demonstrate: (a) is or becomes generally available to the public other than as a result of disclosure by the recipient; (b) was within the recipient's possession prior to it being furnished by or on behalf of the other Party, provided that the source of such information was not known by the recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; (c) becomes available to the recipient on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not known by the recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; or (d) was independently developed by the recipient without reference to the Confidential Information, provided such independent development can reasonably be demonstrated by the recipient. The term "recipient," as used in this Agreement, refers to the Person receiving any item of Confidential Information and the Affiliates of such Person.

13. '"Costs" means, with respect to a Party, brokerage fees, commissions and other similar transaction costs, and expenses, reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations under this Agreement or the Master Agreement or entering into new arrangements that replace those agreements and reasonable attorneys' fees and court costs, if any, incurred in enforcing its rights under those agreements.

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14. "Daily Incremental Quantity" means the quantity of Gas nominated to Seller by Buyer pursuant to Section 2.7 to be purchased only for its utility obligation, which quantity shall be no greater than the difference between (a) the total amount of firm transportation available under the Gas Transportation Contracts, and (b) the sum of (i) the Baseload Quantity, and (ii) the Summer Incremental Quantity.

15. "Daily Price" means for each Day the Daily Midpoint Price per MMBtu as published in [ * ].
16. "Day" means a period of twenty-four (24) consecutive hours, beginning at 9:00 a.m. C.T. on any calendar day and ending at 9:00 a.m. C.T. on the following calendar day.
17. "Delivery Point(s)" means any primary or secondary point rights available under the Released Capacity or any other point to which the Parties may agree from time to time.
18. "Effective Date" means October 1, 1999.
19. "Force Majeure" shall have the meaning ascribed to such term in Section 12.2.

20. "Gains" means, with respect to a Party, an amount equal to the net present value of the economic benefit (exclusive of Costs), if any, to such Party resulting from the termination of its obligations under this Agreement or the Master Agreement, determined in a commercially reasonable manner.

21. "Gas" means any mixture of gaseous hydrocarbons or of gaseous hydrocarbons and noncombustible gases, consisting essentially of methane and meeting the quality standards and specifications of Buyer and all of its upstream pipeline transporters.

22. [ * ].
23. "Gas Price" shall mean the agreed price or prices for the sale and purchase of Gas under this Agreement, as more particularly described in Article 4.
24. "Gas Supply Contract" means any contract or agreement entered into by Buyer and a supplier to supply Gas to Buyer during the Term, which are listed on Schedule 6.2.

25. "Gas Transportation Contract" means any contract entered into by and between Buyer and an Interstate Pipeline to transport Gas, on a firm basis, directly to Buyer during the Term, which are listed on Schedule 6.1.

26. "Governmental Authority" means any nation, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the Illinois Commerce Commission and the Federal Energy Regulatory Commission.

27. "Index Notice" shall have the meaning ascribed to such term in Section 4.4.

28. "Interest Rate" means the per annum rate of interest announced as the "Prime Rate" from time to time for commercial loans by Citibank, N.A. as established by the administrative body of such bank charged with the responsibility of establishing such rate, as same may change from time to time; provided, the Interest Rate shall never exceed the maximum lawful rate permitted by applicable law.

29. "Interstate Pipeline" means any natural gas company, as defined in the Natural Gas Act, transporting and/or storing Gas in interstate commerce and subject to the Federal Energy Regulatory Commission's jurisdiction .

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30. "Losses" means, with respect to a Party, an amount equal to the net present value of the economic loss (exclusive of Costs), if any, to such Party resulting from the termination of its obligations with respect to this Agreement or the Master Agreement, determined in a commercially reasonable manner.

31. "Master Agreement" means the Master Firm Purchase/Sale Agreement, dated as of the date hereof, between Buyer and Seller, as amended, modified or supplemented from time to time.
32. "Material Adverse Change" shall have the meaning ascribed to such term in Section 14.1(e).
33. "MMBtu" means one million (1,000,000) Btus.
34. "Month" means a period of time beginning at 9:00 a.m. C.T. on the first day of any calendar month and ending at 9:00 a.m. C.T. on the first day of the following calendar month.
35. "Natural" means Natural Gas Pipeline Company of America.

36. "Northern Border Delivery Point(s)" means the points of interconnection between The Peoples Gas Light and Coke Company's facilities and Northern Border Pipeline Company's facilities designated as Manhattan, Manhattan South, Northern Border Pipeline Company's interconnection with ANR Pipeline Company's facilities and in-path secondary receipt and delivery points available to Buyer.

37. "Parent Guaranty" means the guaranty in the form of Exhibit A, attached hereto and made a part hereof, relating to Seller's obligations pursuant to this Agreement, the Master Agreement and the Transaction Agreements, dated as of the date hereof, executed by Enron Corp., an Oregon corporation, in favor of Buyer and The Peoples Gas Light and Coke Company, contemporaneously with the execution of this Agreement.

38. "Parties" shall refer to Buyer and Seller, collectively.
39. "Party" shall refer to Buyer or Seller, as the context in which the term is used requires.

40. "Person" means an individual, corporation, partnership, joint venture, limited liability company, trust, university, unincorporated organization, or a government or any agency or political subdivision thereof.

41. "Representatives" shall have the meaning ascribed to such term in Section 16.3.

42. "Scheduling" or "Schedule," when used in reference to Seller, means to make Gas available, or cause Gas to be made available, at the Delivery Point(s) for delivery to or for the account of Buyer, including making all necessary and timely Interstate Pipeline nominations. When used in reference to Buyer, "Schedule" or "Scheduling" means to make or cause to be made available at the Delivery Point(s) transportation or other Gas take-away capacity sufficient to permit Buyer or its designee to receive the quantities so Scheduled by Seller for delivery at such Delivery Point(s).

43. "SEC" means the United States Securities and Exchange Commission or any successor federal agency that may regulate the issuance and sale of securities.
44. "Seller" means Enron North America Corp.
45. "Seller's Deficiency Quantity" shall have the meaning ascribed to such term in Section 11.1.
46. "Summer Incremental Quantity" means a quantity of Gas equal to [ * ].
47. "Summer Period" means the consecutive period beginning at 9:00 a.m. C.T. on April 1 and ending at 9:00 a.m. C.T. on December 1.
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48. "Taxes" means any or all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, pipeline, utility gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or new taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, but otherwise excluding taxes based on net income or net worth.

49. "Term" shall have the meaning ascribed to such term in Article 3.
50. "Termination Date" shall have the meaning ascribed to such term in Section 14.2.
51. "Termination Payment" shall have the meaning ascribed to such term in Section 14.3.
52. "Transaction Agreement" shall have the meaning ascribed to such term in the Master Agreement.
53. "Winter Period" means the consecutive period beginning at 9:00 a.m. C.T. on December 1 and ending at 9:00 a.m. C.T. on April 1.

ARTICLE 2. PURCHASE AND SALE OBLIGATIONS

2.1 Contract Quantity. Subject to the terms and conditions of this Agreement, Seller agrees to deliver to Buyer to the extent of the Released Capacity, and the capacity of any of the Gas Transportation Contracts for which Seller is acting as Buyer's agent, if any, and Buyer agrees to receive from Seller, each Day during the Term of this Agreement, the sum of the following:

(a) the Baseload Quantity,
(b) Summer Incremental Quantity, on each Day during the Summer Period; and
(c) Daily Incremental Quantity.

2.2 Additional Purchases and Sales. Seller shall not be obligated to sell to Buyer, and Buyer shall not be obligated to purchase from Seller, quantities of Gas in excess of the quantities of Gas specified in Section 2. 1. However, Seller may sell and deliver and Buyer may purchase and receive such additional quantities of Gas at such prices as the Parties may agree upon from time to time. The terms and conditions of any such sales and purchases shall be set forth in a Transaction Agreement pursuant to the Master Agreement.

2.3 Minimum Purchase and Sale Obligations. Seller shall deliver and sell and Buyer shall purchase and receive each Day during the Term the sum of the Baseload Quantity, the Summer Incremental Quantity, and the Daily Incremental Quantity, unless otherwise agreed by the Parties or except as excused by Force Majeure or except for unexcused delivery failures by the Buyer under this Agreement and the Transaction Agreements, in which case such quantities will be correspondingly reduced.

2.4 Resales under the Gas Supply Contracts. Buyer shall sell to Seller and Seller shall purchase from Buyer, pursuant to the Master Agreement, all Gas that Buyer is obligated or entitled to purchase under the Gas Supply Contracts on Schedule 6.2. Deliveries of Gas under the Master Agreement shall be made at the same point at which such Gas was delivered to Buyer under the applicable Gas Supply Contracts or at such other mutually agreeable delivery points at which Seller may lawfully obtain title and ownership of the Gas and to which points Seller, acting as Buyer's agent, would be able to cause delivery of such Gas. The price payable by

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Seller under such Master Agreement shall be the commodity price for the applicable Gas Supply Contract as of the Effective Date and as listed on Schedule 6.2. For any Gas Supply Contracts entered into subsequently to the Effective Date, the price payable under the Master Agreement shall be the price mutually agreeable to the Parties in the Transaction Agreement. Schedule 6.2 shall be revised from time to time as necessary to reflect additions or deletions therefrom.

2.5 Tender. Subject to the terms and conditions of this Agreement, Seller agrees to timely tender for delivery to Buyer, and Buyer agrees to receive from Seller if timely tendered, each Day at the Delivery Point(s), the quantities of Gas specified in Section 2.1.

2.6 Scheduling. Subject to the terms and conditions of this Agreement, each of Seller and Buyer shall Schedule the quantities of Gas specified in Section 2.1, or cause such quantities to be Scheduled, at the Delivery Point(s), on a firm basis each Day.

2.7 Daily Communications. Daily communications between the Parties for purposes of implementing this Agreement shall be as follows.

(a) No later than 8:00 a.m. C.T. on the Business Day prior to the regular nomination deadline for the next Day, Buyer shall notify Seller of any minimum quantities that for operational reasons must be delivered at specific Delivery Point(s).

(b) No later than 8:45 a.m. C.T. on the Business Day prior to the regular nomination deadline for the next Day, Seller shall notify Buyer of the portion of the Summer Incremental Quantity that Seller shall deliver on such Day.

(c) No later than 9:15 a.m. C.T. on the Business Day prior to the regular nomination deadline for the next Day, Buyer shall notify Seller of the portion of the Daily Incremental Quantity that Buyer shall purchase for such Day.

(d) No later than 11:30 a.m. C.T. on the Business Day prior to the regular nomination deadline for the next Day, Seller shall notify Buyer of the Delivery Point(s) and associated quantities of Gas at which the quantities of Gas specified in Section 2.1 shall be delivered by Seller and received by Buyer.

2.8 Annual Review of Requirements and Adjustments. The Parties shall meet annually, as soon as reasonably possible but no later than August 1, or more frequently if either Party requests a meeting, to discuss any necessary or appropriate adjustments to the Baseload Quantity and the Summer Incremental Quantity. If the Parties agree to adjust either or both of the Baseload Quantity or the Summer Incremental Quantity, such adjustment shall be reflected in a revised Schedule 2.1 or Section 1.47, as appropriate.

2.9 Quality. All Gas delivered under this Agreement shall conform to the applicable quality specifications of the Interstate Pipeline. In addition to any other remedies available to Buyer, if the Gas offered for sale to Buyer shall at any time fail to meet the quality specifications set forth in the Interstate Pipeline's tariff, Buyer, or the Interstate Pipeline on Buyer's behalf, shall have the right to refuse to accept such Gas and, in that event, Buyer shall have the right not to pay for such Gas. Buyer shall have no obligation to test Seller's tendered deliveries to determine whether they meet the Interstate Pipeline's quality specifications.

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2.10 Measurement. The quantity of Gas delivered and sold by Seller under this Agreement shall be determined at the Delivery Point(s) by the Interstate Pipeline in accordance with its tariff.

2.11 Resale of Gas by Buyer to Seller. Buyer shall resell to Seller on any Day all or any portion of the quantities of Gas that Buyer is obligated to purchase under Section 2.1 that Buyer does not need on such Day for its utility obligation [ * ] provided that Seller is timely notified pursuant to Section 4.1(e) and quantities are Scheduled pursuant to Section 2.6.

ARTICLE 3. TERM
3.1 Term. The term of this Agreement (the "Term") shall commence on October 1, 1999, and shall end on October 31, 2004, inclusive of the commencement and ending dates.

ARTICLE 4. PRICE

4.1 Gas Price. Unless the parties have modified the price pursuant to Section 4.2 herein, the quantities of Gas to be purchased by Buyer pursuant to Section 2.1 for each Day shall be priced as follows:

(a) Baseload Quantity. The price per MMBtu for the Baseload Quantity delivered by Seller shall be [ * ].
(b) Summer Incremental Quantity. The price per MMBtu for the Summer Incremental Quantity delivered by Seller shall be [ * ].
(c) Daily Incremental Quantity. The price per MMBtu for the Daily Incremental Quantity delivered by Seller shall be the Daily Price.
(d) Section 2.2 Quantity. The price for quantities of Gas delivered by Seller pursuant to Section 2.2 shall be as set forth in the Transaction Agreement to the Master Agreement.

(e) Quantities Resold by Buyer to Seller. For any quantity of Gas properly Scheduled for repurchase by Seller pursuant to Section 2.11, Seller provides the following standard offer price service to assist the Buyer in meeting its utility obligation. This service is not intended to provide Buyer with a marketing opportunity:

1) [ * ].
2) [ * ].

3) For additional quantities, the Parties shall work together to enter into a Transaction Agreement in which Buyer and Seller shall mutually determine the quantities and price. All other quantities notifications and prices would be mutually agreed upon.

4.2 Flexible Pricing. (a) Notwithstanding anything to the contrary in this Agreement, Buyer may, at any time and from time to time in accordance with the provision entitled "Flexible Pricing"
in the Master Agreement, request different pricing for all or any portion of the quantities set forth in Section 2.1.
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(b) On or before October 1, 1999, Seller shall notify Buyer that Seller wishes to elect the following right to change the Gas Price: Notwithstanding anything to the contrary in this Agreement, Seller may, at any time and from time to time during a Winter Period, change the Gas Price for any Day in the Winter Period from the price set forth in Section 4.1(a) to the Daily Price for a portion of the Baseload Quantity equal to [ * ].

(c) On or before January 1, 2000, Seller shall notify Buyer that Seller wishes to elect the following right to change the Gas Price: Notwithstanding anything to the contrary in this Agreement, in addition to the adjustment pursuant to Section 4.2(b), Seller may, at any time and from time to time during a Winter Period, change the Gas Price for any Day in the Winter Period from the price set forth in Section 4.1(a) to the Daily Price for a portion of the Baseload Quantity equal to [ * ].

4.3 Reimbursement of Certain Charges.

(a) Buyer agrees to reimburse Seller for one hundred percent (100%) of all demand and reservation or similar charges, not varying with usage Seller pays to suppliers, as Buyer's agent, under the Gas Supply Contracts which are listed on Schedule 6.2. For purposes of this Section 4.3, any minimum take or minimum bill provision in a Gas Supply Contract shall constitute a demand or reservation charge at the level of such minimum take or minimum bill. Such reimbursements shall be billed to Buyer in accordance with Article 9 herein.

(b) Buyer agrees to reimburse Seller for one hundred percent (100%) of the demand or reservation charges paid by Seller to an Interstate Pipeline for Released Capacity up to the amount for which Buyer is liable under its contract with the Interstate Pipeline which are listed on Schedule 6.1. Buyer shall be entitled to all credits, refunds and in kind reimbursement from any Interstate Pipeline for such demand or reservation charges. Such reimbursements shall be billed to Buyer in accordance with Article 9 herein.

(c) Buyer agrees to reimburse Seller for one hundred percent (100%) of all increased costs under any Gas Transportation Contract that arise as a result of any change in the tariff rate structure or any increase in the tariff rates of any Interstate Pipeline filed for approval with any Governmental Authority. Buyer shall bear any increase or decrease in variable transportation costs and fuel attributable to Buyer's usage and created due to changes in the tariff charges applicable to the Gas Transportation Contracts. Upon Buyer's request after Seller has presented, on or before October 1 of each year during the Term, a final accounting of the credits and costs to the Parties from changes in the tariff rates, Arthur Andersen LLP or some other mutually agreeable third party (hereafter ("Arthur Andersen LLP") will verify in writing that Seller calculated all costs and credits in compliance with the Agreed Upon Procedures Letter. If Arthur Andersen LLP verifies that Seller calculated the credits and costs materially in compliance with the Agreed Upon Procedures Letter, then Buyer and Seller agree that no additional charges/credits need to be paid. However, if Arthur Andersen LLP determines that Seller has not calculated the credits or costs materially in compliance with the Agreed Upon Procedures Letter, then Seller and Buyer will make the recommended accounting reconciliation and make payments accordingly. The costs for Arthur Andersen LLP will be borne by Seller.

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4.4 Substitution of Indices. To the extent that any of the indices necessary to determine the Gas Price are not available at any time during the Term, the Parties agree, on notice from either Party to the other Party (an "Index Notice") to negotiate promptly and in good faith a mutually satisfactory substitute index. If the Parties cannot agree on a substitute index within thirty (30) days of the date of the Index Notice, Seller and Buyer each in good faith shall prepare a list of up to five (5) substitute indices for the prices of Gas sold and delivered to third parties at the Delivery Point(s), which may be comprised, without limitation, of alternative published reference postings or prices. Each Party shall sort its proposed substitute indices in that Party's priority order, with its most preferred substitute index listed first, and deliver its list to the other Party within forty (40) days of the date of the Index Notice. The first listed index appearing in Buyer's list that also appears in Seller's list shall become the substitute index, effective as of the date the previous index became unavailable (with retroactive adjustment of billings under this Agreement as necessary). If either Party fails to provide a list of its proposed substitute indices within the time herein provided, such Party's preferences shall not be considered, and the first listed index appearing in the other Party's list shall become the substitute index.

4.5 [ * ].

ARTICLE 5. DELIVERY POINT(S)

5.1 Delivery Points. Unless the Parties otherwise agree, Seller shall make all deliveries to Buyer under this Agreement at the Delivery Point(s), consistent with the terms and conditions of the Gas Transportation Contracts. Seller shall specify the Delivery Point(s) and the quantity of Gas at which Buyer shall receive Gas purchased under this Agreement in accordance with Section 2.7; provided, however, that on each Day during the Term, all quantities of Gas specified in Section 2.1 up to the maximum daily capacity under the Gas Transportation Contracts with Northern Border Pipeline Company will be transported on Northern Border Pipeline Company and delivered to Buyer at the Northern Border Delivery Point(s).

5.2 Restrictions on Delivery Point(s). Either Party shall notify the other Party on a timely basis of any operational restrictions applicable to specific Delivery Point(s) of which a Party becomes aware. The Parties shall Schedule deliveries of Gas in a manner that assures compliance with any applicable restrictions at such Delivery Point(s). In the event a Party requests the use of alternative delivery points and such request is granted, then the requesting Party will reimburse the other Party for any additional costs incurred by such other Party to use such alternative delivery points.

ARTICLE 6. CAPACITY RELEASE AND AGENCY

6.1 Capacity Release of Gas Transportation Contracts. Subject to the terms and conditions contained herein, Buyer agrees to effect Capacity Releases in favor of Seller, effective for the lesser of the remaining term of such Gas Transportation Contract or the Term, for all of Buyer's right, title and interest in the Gas Transportation Contracts set forth on Schedule 6.1. Each such Capacity Release shall be made pursuant to a pre-arranged deal at a rate equal to the rate paid by Buyer and in the manner contemplated by 18 C.F.R. Part 284 or successor regulations, and shall immediately be subject to recall by Buyer at the earlier of the conclusion of the last Day of the Term or upon Seller's non-performance. If the rules set forth at 18 C.F.R. Part 284 or the

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applicable Interstate Pipeline tariff require the Capacity Release contemplated by this Section 6.1 to be posted for bidding, then Seller agrees to exercise its right to match any bid that a third party makes in excess of the rate set forth in the prearranged deal.

6.2 Agency for Gas Supply Contracts. Subject to the terms and conditions contained herein, Buyer hereby appoints Seller as its agent for the Gas Supply Contracts. As agent, Seller shall be responsible for nominations to the supplier and Scheduling for Gas that Buyer has an obligation to purchase or a right to purchase under the Gas Supply Contracts and for receipt and timely payment of invoices from suppliers. Neither Party shall amend or terminate a Gas Supply Contract or exercise any pricing options included in a Gas Supply Contract without the other Party's consent. To the extent that Buyer solicits bids for additional Gas Supply Contracts that are acceptable to Seller, Buyer will resell such Gas to Seller under the Master Agreement at agreed upon rates. Nothing in this Section 6.2 shall limit or reduce Seller's obligation to deliver the quantities of Gas specified in Sections 2.1.

6.3 Preservation of Contracts. During the Term, Buyer shall not sell, convey, transfer, assign or deliver any interest in any Gas Supply Contract or Gas Transportation Contract to any Person, except as specifically provided in this Agreement and as set forth in Schedule 6.3. Seller shall take no action with respect to any Gas Supply Contract or Gas Transportation Contract that prevents Buyer from receiving the full economic benefits of all of the Gas Supply Contracts or Gas Transportation Contracts after the end of the Term with no diminution in such assets occurring during the Term. Buyer may not terminate or otherwise recall Seller's agency except as provided in Article 14; provided, however, Buyer may advise any supplier that Buyer's designation of Seller as its agent for any Gas Supply Contract is subject to recall.

6.4 Extension of Existing Gas Transportation Contract. [ * ]. Except as set forth in this Section 6.4, Buyer shall have no obligation to extend any existing Gas Transportation Contracts, nor to consult with Seller prior to entering into any new Gas Transportation Contracts. If Buyer extends any existing Gas Transportation Contracts or enters into any new Gas Transportation Contracts during the Term, Buyer and Seller may, upon mutual agreement, correspondingly revise this Agreement, including schedules of quantities and price.

ARTICLE 7. CONDITIONS PRECEDENT

Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable for such Party to satisfy the conditions precedent set forth in this Article 7 applicable to it, on or after the Effective Date, as follows:

7.1 Bringdown of Representations and Warranties. For each Party, each of the representations and warranties set forth in Article 8 shall be true, accurate and correct at the Effective Date with the same effect as though made at and as of such time.

7.2 Gas Transportation and Supply Contracts. Buyer shall have designated Seller as its replacement shipper or agent as applicable, for the Gas Transportation Contracts and Gas Supply Contracts, and shall have used commercially reasonable efforts to obtain waivers of all requisite consents to such designation.

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7.3 Agreements. The Parties shall have executed and delivered the Master Agreement.
7.4 Parent Guaranty. Enron Corp. shall have executed and delivered the Parent Guaranty.

7.5 No Proceedings or Litigation. No action, suit or proceeding before any Governmental Authority shall have been commenced, and no investigation by any Governmental Authority shall have been commenced or threatened, against Seller, Buyer or any of either Party's respective officers or directors, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

7.6 Failure of Conditions Precedent. Each Party shall provide the other Party with written notice promptly following the satisfaction of the conditions precedent applicable to such notifying Party, as described in this Article 7, but in no event later than the Effective Date. In the event a condition precedent set forth in this Article 7 has not been satisfied, or waived in writing by the Party entitled to rely on such condition precedent, on or prior to the Effective Date, then this Agreement and any currently effective Transaction Agreements shall terminate three (3) Business Days following notice sent by one Party to the other, except that such termination shall not be effective if within such three (3) Business Day period such condition precedent is satisfied or waived.

ARTICLE 8. REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1 Buyer. Buyer represents and warrants as follows at the Effective Date with the same effect as though made at and as of such time:
(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

(b) Buyer has all requisite corporate power and authority to own its respective properties and assets and to carry on its respective businesses as currently conducted and as proposed to be conducted during the Term.

(c) Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Master Agreement.

(d) Each of this Agreement and the Master Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws from time to time in effect relating to creditors' rights generally and by general equity principles.

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(e) The execution and delivery by Buyer of each of this Agreement and the Master Agreement, and of all other agreements and instruments to be executed and delivered by Buyer pursuant to this Agreement and the Master Agreement, do not, as of the Effective Date, and performance and compliance with the terms and provisions of each of this Agreement and the Master Agreement, shall not, as of the Effective Date, (i) violate any material provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to Buyer or any of its properties or assets, (ii) conflict with or result in a breach or violation of or constitute a default under any provision of the charter documents, bylaws or other comparable documents of Buyer, or (iii) except for the consents from suppliers to Buyer's appointment of Seller as Buyer's agent, require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, contract, agreement or loan or credit agreement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected.

(f) There is no action or proceeding pending or, to the knowledge of Buyer, contemplated or threatened against or affecting Buyer or its properties or assets before or by any, Governmental Authority that relates to or challenges the legality, validity or enforceability of this Agreement and the Master Agreement or the ability or obligation of Buyer to perform fully on a timely basis any obligation that it has or shall have under this Agreement and the Master Agreement.

(g) Except for processes in. the ordinary course of business such as notices and postings required for Capacity Releases under 18 C.F.R. Part 284 and consents from suppliers to Buyer's appointment of Seller as Buyer's agent, no authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Buyer of each of this Agreement and the Master Agreement.

(h) Except as has been disclosed to Seller and set forth on Schedules 6.1, 6.2 and 6.3, Buyer is the owner of all right, title and interest in and to the Gas Transportation Contracts and Gas Supply Contracts, free and clear of all Liens, and no person or entity has any claim to use of any portion of the Gas Transportation Contracts or Gas Supply Contracts during the Term. Except as set forth on Schedule 6.1, each of the Gas Transportation Contracts is in full force and effect and is valid, binding and enforceable in accordance with the terms thereof, with no material default, anticipated or threatened default or failure of performance or observance of any obligations or conditions contained therein, and no notice of default or no notice of intention to terminate any Gas Transportation Contracts and Gas Supply Contracts has been provided.

(i) Seller has not received copies of the Gas Transportation Contracts and Gas Supply Contracts (including any exhibits and schedules constituting part thereof) and amendments thereto, waivers relating thereto and other agreements that may affect the terms thereof during the Term. Seller has relied upon the information regarding the Gas Transportation Contracts and the Gas Supply Contracts set forth on Schedules 6.1, 6.2 and 6.3.

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(j) The information provided in Schedules 6.1, 6.2 and 6.3 is true and correct in all material respects. 8.2 Seller. Seller represents and warrants as follows:
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Seller has all requisite corporate power and authority to own its respective properties and assets and to carry on its respective businesses as currently conducted and as proposed to be conducted as of the date of this Agreement.

(c) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Master Agreement.

(d) Each of this Agreement and the Master Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws from time to time in effect relating to creditors' rights generally and by general equity principles.

(e) The execution and delivery by Seller of each of this Agreement and the Master Agreement, and of all other agreements and instruments to be executed and delivered by Seller pursuant to this Agreement and the Master Agreement, do not, as of the Effective Date, and performance and compliance with the terms and provisions of each of this Agreement and the Master Agreement, shall not, as of the Effective Date, (i) violate any material provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to Seller or any of its properties or assets, (ii) conflict with or result in a breach or violation of or constitute a default under any provision of the charter documents, bylaws or other comparable documents of Seller, or (iii) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, contract, agreement or loan or credit agreement to which Seller is a party or by which Seller or any of its properties or assets may be bound or affected.

(f) There is no action or proceeding pending or, to the knowledge of Seller, contemplated or threatened against or affecting Seller or its properties or assets before or by any Governmental Authority that relates to or challenges the legality, validity or enforceability of this Agreement and the Master Agreement or the ability or obligation of Seller to perform fully on a timely basis any obligation that it has or shall have under this Agreement and the Master Agreement.

(g) Except for processes in the ordinary course of business such as entering into contracts with and satisfying credit and other requirements of Interstate Pipelines in connection with Capacity Releases, no authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Seller of this Agreement and the Master Agreement.

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8.3 Covenant. Other than its actions in executing and performing under this Agreement, Buyer hereby agrees not to take any action that would or might cause Seller to be regulated as a public utility subject to the Illinois Commerce Commission's jurisdiction as a result of this Agreement.

ARTICLE 9. BILLING AND PAYMENT

9.1 Invoices. On the tenth day of each Month (or the next succeeding Business Day if the tenth day is not a Business Day) following a Month during the Term, Seller shall provide Buyer with a written statement, with detailed supporting documentation, setting forth amounts due hereunder with respect to Gas sales under this Agreement during the preceding Month, and other charges due Seller or credits due Buyer under this Agreement. If actual quantities of Gas sold under this Agreement during the preceding Month cannot be determined, billing and payment shall be based on Scheduled quantities, subject to reconciliation as soon as actual quantities are known. Detailed supporting documentation shall include quantity of Gas delivered at each receipt point with supporting Interstate Pipeline documentation if necessary, to support Seller's receipt of Gas from Buyer, Gas Price assessed by Seller and the associated quantity of Gas and copies of invoices from suppliers under the Gas Supply Contracts.

9.2 Payment Due Date. For all Interstate Pipeline charges, Buyer shall remit the amounts due by the twentieth day of the Month, otherwise Buyer shall remit all other amounts due by the twenty-fifth day of the Month in which the statement and detailed supporting documentation were received, or if the applicable payment due day is not a Business Day, the next Business Day. If presentation by Seller of the written statement is delayed until after the tenth day of the Month, the due date for Buyer's payment shall be extended for a like period, unless the delay in rendering such statement was due to Buyer's failure to provide information reasonably necessary for the preparation of such statement. Payment of all funds shall be made by wire transfer, in U.S. funds, on a same day basis or by automated clearinghouse (ACH) to the account designated in Section 17.1.

9.3 Interest. If Buyer or Seller should fail to remit any amounts in full when due as required hereunder, or if any adjustments are made under this Agreement, including but not limited to, adjustments as a result of the conclusion of any audits or as a result of the resolution of a billing dispute, interest on the unpaid portion shall accrue at the Interest Rate.

9.4 Suspension. If Buyer fails to make timely payment and such failure is not remedied within five (5) Business Days after Seller gives Buyer written notice of such failure, Seller, in addition to any other remedy it may have, may suspend further sale and delivery of Gas until such amount, including interest, is paid; provided, that if Buyer, in good faith, shall dispute the amount of any such billing or part thereof and shall pay to Seller such amounts as Buyer concedes to be correct, Seller shall continue to sell and deliver Gas as provided hereunder. Seller shall promptly investigate any such disputed amount and submit an adjusted bill, if necessary, to Buyer. Buyer shall remit any amount due plus interest within thirty (30) days after Buyer's receipt of an adjusted bill from Seller. Alternatively, Seller shall remit to Buyer any necessary refund plus interest within thirty (30) days after determination of such overpayment.

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9.5 Audit Rights. Buyer or Seller or any third party representative thereof shall have the right, upon reasonable notice and at reasonable times, to examine the books and records of the other Party with respect to this Agreement and the Master Agreement to the extent reasonably necessary to verify the accuracy of any billing statement, payment or computation made under this Agreement, for a period extending until a final, non-appealable order is issued in the reconciliation proceeding initiated by the Illinois Commerce Commission under Section 9-220 of the Illinois Public Utilities Act pertaining to the transactions that are reflected in such books and records. The books and records of the Parties shall be maintained in accordance with Section 19.9.

9.6 Netting. In the event that Buyer and Seller are each required to pay an amount in the same Month pursuant to this Agreement and the Master Agreement, then such amount with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed.

ARTICLE 10. CONTROL, POSSESSION, RISK OF LOSS AND TITLE

10.1 Seller's Risk of Loss. Except as otherwise provided in the Master Agreement, as between the Parties, Seller shall be deemed to be in exclusive control and possession of all Gas to be delivered under this Agreement prior to its delivery to Buyer at the Delivery Point(s), and Seller shall bear the risk of loss and be responsible for any damage or injury caused by such Gas prior to its delivery to Buyer at the Delivery Point(s). Seller shall indemnify Buyer and hold Buyer harmless from all liability and expense on account of any and all damages, claims or actions, including injury to and death of persons, arising with respect to such Gas prior to its delivery to Buyer at the Delivery Point(s).

10.2 Buyer's Risk of Loss. Except as otherwise provided in the Master Agreement, as between the Parties, Buyer shall be deemed to be in exclusive control and possession of all Gas to be delivered under this Agreement after its delivery to Buyer at the Delivery Point(s), and Buyer shall bear the risk of loss and be responsible for any damage or injury caused by such Gas after its delivery to Buyer at the Delivery Point(s). Buyer shall indemnify Seller and hold Seller harmless from all liability and expense on account of any and all damages, claims or actions, including injury to and death of persons, arising with respect to such Gas after its delivery to Buyer at the Delivery Point(s).

10.3 Transfer of Title. Title to all Gas sold and purchased under this Agreement shall pass from Seller to Buyer at the Delivery Point applicable to the sale and purchase of such Gas.

10.4 Seller's Warranty of Title. Seller warrants title to all Gas sold and all Gas delivered under this Agreement, free and clear of all liens, encumbrances, production burdens and other adverse claims whatsoever. Seller shall indemnify, defend and hold Buyer harmless from any and all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of liens, encumbrances, production burdens and other adverse claims of any or all persons to said Gas or to royalties, license fees or charges thereon that are applicable to said Gas at or prior to its delivery to Buyer at the Delivery Point(s). Buyer, in addition to all other available remedies, may refuse to accept all Gas failing to meet the foregoing title requirements.

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10.5 Buyer's Warranty of Title. With respect to the Gas sold by Buyer to Seller pursuant to Section 2.11, Buyer warrants title to all Gas sold and all Gas delivered under this Agreement, free and clear of all liens, encumbrances, production burdens and other adverse claims whatsoever. Buyer shall indemnify, defend and hold Seller harmless from any and all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of liens, encumbrances, production burdens and other adverse claims of any or all persons to said Gas or to royalties, license fees or charges thereon that are applicable to said Gas at or prior to its delivery to Seller at the Delivery Point(s). Seller, in addition to all other available remedies, may refuse to accept all Gas failing to meet the foregoing title requirements.

ARTICLE 11. DEFAULTS AND REMEDIES

11.1 Buyer's Cover. To the extent Seller fails to provide the quantities of Gas specified in Sections 2.1 in accordance with the terms of this Agreement on any Day and such failure is not excused by Force Majeure or by non-performance or curtailment by Buyer of supply under the Transaction Agreements, Seller shall pay to Buyer an amount equal to the Replacement Price Differential multiplied by Seller's Deficiency Quantity. As to Seller's default, the "Replacement Price Differential" means the positive difference, if any, obtained by subtracting the Gas Price from the cost to Buyer in an incremental arms-length purchase from a third party per MMBtu at the Delivery Point(s) to replace Seller's Deficiency Quantity for such Day plus all scheduling, nomination, unauthorized overrun and balancing penalties incurred by Buyer as a result of Seller's failure. "Seller's Deficiency Quantity" means the (the quantities of Gas specified in Section 2.1) minus (the quantities of Gas Scheduled and delivered by Seller) on any Day. Additionally, if, on any Day, the quantity of Gas delivered by Seller is in excess of the quantities of Gas specified in Section 2.1 and causes Buyer to incur any scheduling, nomination, unauthorized overrun and balancing penalties, Seller shall pay to Buyer an amount equal to such penalties.

11.2 Seller's Cover. To the extent Buyer fails to Schedule the quantities specified in Section 2.1 or to receive such quantities in accordance with the terms of this Agreement on any Day and such failure is not excused by Force Majeure,. [ * ]. "Buyer's Deficiency Quantity" means (the quantities of Gas that Buyer is required to purchase in Section 2.1) minus (the quantity of Gas Scheduled and taken by Buyer) on any Day. Additionally, if, on any Day, the quantity of Gas received by Buyer is in excess of the quantities of Gas specified in Section 2.1 and causes Seller to incur any scheduling, nomination, unauthorized overrun and balancing penalties, Buyer shall pay to Seller an amount equal to such penalties .

11.3 Notice of Default. Each Party's authorized representative shall notify the other Party's authorized representative (which notification may be by telephone, provided it is confirmed in writing within two (2) Business Days) as soon as possible each day if the Party will not be able to fully perform under this Agreement at any time. In the event of Seller's non-performance under this Agreement, in addition to any other remedies available to Buyer, Buyer shall have the right, but not the obligation, to nominate, schedule and operate the Gas Supply Contracts and to recall the Gas Transportation Contracts without regard to Seller's request, and to require Seller, via notice to Seller's authorized representative (which notification may be by telephone, provided it is confirmed

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in writing within two (2) Business Days) to use, schedule and nominate under any Gas Supply Contract or Gas Transportation Contract to serve Buyer and mitigate Seller's non-performance under this Agreement. In the event of Buyer's non-performance of its delivery obligation under the Transaction Agreements, Seller shall have the right to reduce its obligation to deliver the quantities in Section 2.1 by the quantity of such delivery failure.

11.4 Termination. This Agreement may be terminated prior to the conclusion of the Term pursuant to Section 14.1. In addition, if for any reason (excluding Force Majeure) on more than two (2) Days during any Winter Period, but in no event more than six (6) Days during the Winter Periods during the Term, Seller's Deficiency Quantity under this Agreement and the Gas Purchase and Agency Agreement dated September 16, 1999, by and between The Peoples Gas Light and Coke Company and Enron North America Corp. is greater than [ * ] on any Day, Buyer shall be entitled to terminate this Agreement and any then currently effective Transaction Agreements upon ten (10) Days written notice to Seller. In such event, Buyer shall have no obligation to pay the Termination Payment.

ARTICLE 12. FORCE MAJEURE

12.1 Effect of Force Majeure. Except with regard to Buyer's or Seller's obligations to make payments due under this Agreement, in the event either Party (the "Affected Party") is rendered unable, wholly or in part, by Force Majeure to perform any or all of its obligations under this Agreement, and not due to the fault or negligence of the Affected Party or failure of the Affected Party to take actions within its control, upon the Affected Party's giving notice and full particulars of such Force Majeure to the other Party as soon as reasonably possible (such notice may be oral or by telephone provided it is confirmed in writing within two (2) Business Days), the obligations the Affected Party is unable to perform due to the Force Majeure shall be suspended during the continuance of such inability, provided that neither Party's obligations shall be suspended for any reason or reasons of Force Majeure for an aggregate period of greater than sixty (60) Days during any twelve (12) Month period. The Affected Party's obligations shall be suspended only for such time as, and only to the extent that, they are affected by such Force Majeure, and are not susceptible of cure or replacement as hereinafter provided. The cause of the Force Majeure shall as far as possible be remedied with all reasonable diligence and dispatch; provided, that no provision of this Agreement shall be interpreted to require Seller to deliver, or Buyer to receive, quantities of Gas at points other than the Delivery Point(s). Further, Seller shall not be excused from its obligations under this Agreement for reason of Force Majeure unless all the Gas Transportation Contracts and Gas Supply Contracts are then being used to deliver to Buyer the quantities of Gas specified in Sections 2.1.

12.2 Force Majeure Defined. The term "Force Majeure" shall mean acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inability of any Party to obtain necessary materials, supplies (other than Gas), or permits due to existing or future rules, orders, laws of governmental authorities (both Federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, and any similar causes, that could

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not reasonably have been anticipated as of the Effective Date, that are not within the control of the Party claiming suspension and that by the exercise of due diligence such Party is unable to overcome. It is expressly agreed by the Parties that neither (i) Buyer's inability economically to use or resell Gas after it is purchased under this Agreement, nor (ii) Seller's loss of supply or ability to sell Gas to a market at a more advantageous price, nor (iii) depletion of Seller's reserves shall constitute an event of Force Majeure.

12.3 Third-Party Transporters. The term "Force Majeure" also shall include any event of Force Majeure occurring with respect to the facilities or service of a Party's third party transporters delivering or receiving Gas at a Delivery Point, but shall not include curtailment or interruption of either firm or interruptible service by such third-party transporter, unless such curtailment or interruption was a result of an event of Force Majeure.

12.4 Labor Disputes. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement of the use of diligence and dispatch in restoring normal operational conditions shall not require the settlement of strikes or lockouts.

ARTICLE 13. ARBITRATION

13.1 Disputes to be Arbitrated. Any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the Parties created by this Agreement, whether sounding in contract, tort or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein as "Disputes"), shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration may be initiated by either Party by providing to the other a written notice of arbitration specifying the Disputes to be arbitrated. If a Party refuses to honor its obligations to arbitrate, the other Party may seek to compel arbitration in either federal or state court. The arbitration proceeding shall be conducted in a neutral location mutually agreed upon by the Parties. Within thirty (30) days of the notice initiating the arbitration procedure, each Party shall designate an arbitrator, who need not be impartial. If a Party fails to designate an arbitrator, the other Party may have an arbitrator appointed by applying to the senior active United States District Judge for the district in which the arbitration is taking place. The two arbitrators shall select a third arbitrator. If the two arbitrators chosen by the Parties fail to agree upon the third arbitrator, both or either of the Parties may apply to the senior active United States District Judge for the district in which the arbitration is to take place for the appointment of a third arbitrator. The third arbitrator shall take an oath of neutrality.

13.2 Arbitration Procedures. The three arbitrators shall make all of their decisions by majority vote. The enforcement of this Agreement to arbitrate, the validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this entire Agreement or to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act. In deciding the substance of the parties' Disputes, the arbitrators shall apply the

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substantive laws of the State of Illinois (excluding Illinois choice-of-law principles that might call for the application of some other State's law). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as modified in this Agreement. It is contemplated that, although the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the arbitration proceeding shall be self-administered by the Parties; provided, if a Party believes the process shall be enhanced if it is administered by the American Arbitration Association, such Party shall have the right to cause the process to become administered by the American Arbitration Association by applying to the American Arbitration Association and, thereafter, the arbitration shall be conducted pursuant to the administration of the American Arbitration Association. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the arbitrators shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings. There shall be no transcript of the hearing. The final hearing shall be conducted within one hundred twenty (120) days of the selection of the third arbitrator. Each Party shall submit to the arbitrators and exchange with each other in advance of the final hearing their last, best calculation of the damages due under this Agreement. The final hearing shall not exceed ten (10) Business Days, with each Party to be granted one-half of the allocated time to present its case to the arbitrators. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the Parties. At the conclusion of the final hearing, the arbitrators may allow a Party to resubmit its last, best calculation of the damages due under this Agreement to reflect any information, evidence or other factual material brought forth during the final hearing.

13.3 Arbitration Award. The arbitrators shall be limited to selecting either one of each Party's last, best damages calculations, choosing the proposal that the arbitrators find most reasonable and appropriate. Only damages allowed pursuant to this Agreement may be awarded. It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Illinois law, the Parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute, either in arbitration or in litigation, except as provided in Section 15.4. The arbitrators shall render their final decision within twenty (20) days of the completion of the final hearing fully resolving all of the Disputes that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing. The arbitrators shall certify in their decision that no part of their award includes any amount for treble, exemplary or punitive damages not allowed hereunder except as provided in Section 15.4. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

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ARTICLE 14. DEFAULT AND TERMINATION OF AGREEMENT

14.1 Early Termination. The following shall be grounds for termination of this Agreement prior to the conclusion of the Term, including, without limitation, prior to the Effective Date, and all of the currently effective Transaction Agreements then currently effective:

(a) Either Party may terminate this Agreement and the then currently effective Transaction Agreements if the other Party fails to make payment of any undisputed amounts due under any provision of this Agreement and currently effective Transaction Agreements, which failure continues for a period of five (5) Business Days after receipt of written notice of such nonpayment.

(b) Either Party may terminate this Agreement and the then currently effective Transaction Agreements if any representation or warranty made by the other Party in this Agreement shall prove to have been false or misleading in any material respect when made or deemed to be repeated.

(c) Either Party may terminate this Agreement and the then currently effective Transaction Agreements if the other Party fails to comply substantially with any material provision of this Agreement or any then currently effective Transaction Agreements, which failure continues for a period of five (5) Business Days after delivery of written notice of such noncompliance.

(d) Either Party may terminate this Agreement and the then currently effective Transaction Agreements if the other Party shall: (i) make an assignment or any general arrangement for the benefit of creditors, (ii) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such proceeding remains undismissed for sixty (60) days, (iii) otherwise become bankrupt or insolvent (however evidenced), or (iv) be unable to pay its debts as they fall due.

(e) Either Party (the "Notifying Party"), upon the occurrence of a Material Adverse Change of the other Party (the "Affected Party"), may terminate this Agreement and the then currently effective Transaction Agreements. For purposes of this section, a "Material Adverse Change" means (i) if the Affected Party or its parent corporation shall have long-term debt unsupported by third party credit enhancement that is rated by Standard & Poor's Corporation at BB+ or below or by Moody's at Ba1 or below or (ii) if the Affected Party or its parent corporation shall have defaulted on any debt obligations in aggregate of more than $50 million; provided, such Material Adverse Change shall not be considered if the Affected Party establishes and maintains throughout the Term hereof a Letter of Credit (naming the other Party as the beneficiary) ("Letter of Credit") in an amount equal to the sum (in each case rounding upwards for any fractional amount to the next $100,000) of (a) the Notifying Party's Termination Payment plus (b) if the Notifying Party is the Seller, the aggregate of the amounts Seller is entitled to receive under this Agreement for Gas Scheduled during the sixty (60) day period preceding the Material Adverse Change (the amount of said Letter of Credit to be adjusted quarterly to reflect amounts owing at that point in time.

(f) Buyer may terminate this Agreement and the then currently effective Transaction Agreements upon a breach of the Parent Guaranty.
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(g) Buyer may terminate this Agreement and any of the then currently effective Transaction Agreements if any regulatory body or Governmental Authority having jurisdiction prohibits any of the transactions described in this Agreement or any of the currently effective Transaction Agreements or otherwise materially conditions such transactions, including pursuant to Section 9-220 of the Illinois Public Utilities Act, in a form that is unacceptable in the sole judgment of Buyer. Buyer shall be obligated to pay Seller the Termination Payment. For purposes of calculating any Termination Payment required by this Section 14.1(g), Seller shall be deemed to be the "terminating Party" as such term is used in Section 14.3.

(h) Buyer may terminate this Agreement and any of the then currently effective Transaction Agreements if Seller fails to take the steps necessary to become a replacement shipper under the Gas Transportation Contracts, as required by Section 6.1. There shall be no Termination Payment associated with termination pursuant to this Section 14.1(h).

(i) Buyer may terminate this Agreement or any of the then currently effective Transaction Agreements in accordance with Section 11.4. There shall be no Termination Payment associated with termination pursuant to this Section 14.1(i).

(j) Seller may terminate this Agreement and the then currently effective Transaction Agreements if a court or agency of any Governmental Authority with jurisdiction determines that Seller is subject to the jurisdiction of the Illinois Commerce Commission during the Term as a result of the execution, delivery or performance of this Agreement. Seller shall be obligated to pay Buyer the Termination Payment. For purposes of calculating any Termination Payment required by this Section 14.1(j), Buyer shall be deemed to be the "terminating Party" as such term is used in Section 14.3.

(k) Either Party may terminate this Agreement and any then currently effective Transaction Agreements if the Gas Purchase and Agency Agreement dated September 16, 1999, by and between North Shore Gas Company and Enron North America Corp. is terminated for any reason. The Party causing the default under such terminated contract will be responsible for paying the Termination Payment under this Agreement.

14.2 Remedies for Breach.

(a) A Party that may and desires to terminate the Agreement or any of the then currently effective Transaction Agreements pursuant to Section 14.1 shall give written notice of its intention to terminate, specifying the grounds therefor to the other Party and the effective date of such termination (the "Termination Date"), which Termination Date shall be effective no earlier than the thirtieth (30th) day following the receipt of said notice, whereupon (unless during such thirty (30) day period such grounds for termination shall have been cured) the terminating Party shall be excused and relieved of all obligations and liabilities under this Agreement or any of the currently effective Transaction Agreements and except for those liabilities incurred before the effective date of termination or as a result of the termination. Notwithstanding the foregoing, termination pursuant to Section 14.1(i) shall be effective on the tenth (10th) day following the receipt of said notice.

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(b) Each Party shall use every reasonable effort to mitigate any damages resulting from a breach and/or termination of this Agreement or any of the then currently effective Transaction Agreements. Provided, however, that Seller's responsibility to mitigate damages shall be reduced to the extent that such mitigation requires use of the Gas Supply Contracts and Gas Transportation Contracts pursuant to this Agreement, and such use is unavailable pursuant to Section 14.2(c).

(c) Upon termination of this Agreement, Seller's, agency, authority or other rights with respect to the Gas Supply Contracts and Gas Transportation Contracts shall immediately terminate and the Released Capacity shall be recalled as soon as possible pursuant to 18 C.F.R. Part 284.

(d) In the event that this Agreement is terminated by either Party pursuant to the provisions of Section 14.1 as the result of the acts or omissions of the other Party, the non-terminating Party shall be obligated, except as otherwise provided in Section 14.1, to pay the Termination Payment to the terminating Party.

14.3 Termination Payment. "Termination Payment" shall mean the aggregate of Gains, Losses, and Costs as determined under this Agreement. The Gains, Losses and Costs shall be calculated in good faith by the terminating Party as such Gains, Losses and Costs result from the termination of this Agreement and any currently effective Transaction Agreements. The Gains, Losses and Costs shall be determined by comparing the value of the remaining Term and amount of Gas and transportation capacity that would have been provided under this Agreement had it not been terminated to the equivalent quantities and relevant market prices for the remaining Term for this Agreement, either quoted by a bona fide third-party offer or which are reasonably expected to be available in the market under replacement agreements for this Agreement individually. To ascertain the market prices of a replacement contract, the terminating Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts and other bona fide third-party offers, all adjusted for the length of the remaining Term and differences in transportation. A Party shall not be required to enter into a replacement transaction to determine a Termination Payment. If the terminating Party's aggregate Losses and Costs exceed its aggregate Gains, the net amount shall be the Termination Payment. If the terminating Party's aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from the termination of this Agreement and any currently effective Transaction Agreements, the Termination Payment shall be zero.

14.4 Winding Up. At the end of the Term or earlier termination thereof (a) Seller immediately shall cease to be Buyer's agent for the Gas Supply Contracts and Gas Transportation Contracts and replacement shipper for the Released Capacity, and (b) any amounts due and owing either Party under this Agreement and the Master Agreement shall be paid pursuant to the terms of such agreement and any corrections or adjustments to payments previously made shall be determined and any refunds due to either Party shall be made at the earliest possible time and in any event no later than thirty (30) days. In addition, upon conclusion of the Term, Seller shall cooperate in the transfer of records to Buyer or its designee in order to facilitate proper transfer of Seller's functions under this Agreement to Buyer or its designee, provided that such cooperation shall give rise to no rights that shall survive the termination of this Agreement.

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ARTICLE 15. INDEMNIFICATION

15.1 Indemnification Obligations of Buyer. Subject to Section 15.4, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any claim, liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees, charges and disbursements) made against such indemnified party by third parties arising out of, or resulting from or in any way related to the breach of or failure to perform or satisfy any of the representations, warranties or covenants made by Buyer in this Agreement or the Master Agreement.

15.2 Indemnification Obligations of Seller. Subject to Section 15.4, Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their respective Representatives from and against any claim, liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees, charges and disbursements) made against such indemnified party by third parties arising out of, resulting from or in any way related to the breach of or failure to perform or satisfy any of the representations, warranties or covenants made by Seller in this Agreement or the Master Agreement.

15.3 Third Party Claims. With respect to claims made by third parties, the indemnifying party shall have the right to assume, at its sole cost and expense, the defense of any such claim or action with counsel designated by the indemnifying party and reasonably satisfactory to the indemnified party. No indemnified party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this Article 15 without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

15.4 No Consequential Damages. Neither Party shall be liable to the other Party or its Affiliates for consequential, incidental, indirect, punitive or special damages (collectively, "Consequential Damages") resulting from any cause whatsoever, including without limitation, any loss of profits, sales or goodwill, or any other claim whether arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise arising out of or relating to this Agreement, and each Party hereby releases the other Party from any liability for all such losses and damages. No failure by either Party to this Agreement to fulfill any condition hereof shall constitute a failure of essential purpose entitling any party to seek Consequential Damages. Notwithstanding the foregoing, if, as a consequence of Seller's gross negligence or willful failure to perform its obligations pursuant to this Agreement, Buyer's customers file an action for and obtain a final judgment for Consequential Damages against Buyer in a court of competent jurisdiction (after any and all appeals thereof shall have been exhausted), Seller shall indemnify Buyer for the amount of such Consequential Damages; provided, however, that Seller's liability herein shall be limited to Buyer's liability to its customers as set forth in Buyer's tariffs as such tariffs may be amended from time to time. Seller shall receive notice of the pendency of any such action and shall have the right to participate in and defend against such action and to prosecute any appeals thereof at Seller's sole expense.

15.5 Survival. The provisions of this Article 15 shall survive the termination of this Agreement indefinitely.

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ARTICLE 16. CONFIDENTIALITY

16.1 Confidentiality; Public Statements. Except as provided in Section 16.2, each Party agrees that, during the Term, it shall hold in strict confidence and shall not without the prior written consent of the other Party disclose to any Person (a) any Confidential Information with respect to the other Party (and its Affiliates) or (b) the terms and conditions and other information contained in any Transaction Agreement. The Parties shall consult with each other and, subject to Section 16.2, no Party shall issue any public announcement or statement with respect to the existence of this Agreement or the Master Agreement, or any transaction contemplated hereby or thereby without the consent of the other Party.

16.2 Actions Prior to Disclosure. In the event either Party determines that it is required by applicable law, rule, regulation or order of any Governmental Authority to disclose, file or otherwise make public the terms of this Agreement, the Master Agreement, the Parent Guaranty or any Confidential Information, it shall, prior to making any such disclosure, (a) notify the other Party of its determination that such disclosure is required and the basis for such determination and (b) in the case of any disclosure or filing with the SEC or any other Governmental Authority, submit to the SEC or such other Governmental Authority, after consultation with the other Party, an application for confidential treatment or similar confidentiality request and shall use reasonable efforts to obtain an order of the SEC (or such other Governmental Authority) granting the broadest confidential treatment that may be obtained with respect to such Transaction Agreement or such other Confidential Information (as the case may be). If either Party intends to make, or receives an order from any Governmental Authority requiring it to make any filing of this Agreement or the Master Agreement with any Governmental Authority, said Party shall first notify the other Party. In the event either Party intends to make or is required to make such filings, said Party shall request that such Governmental Authority grant trade secret protection to portions of such agreements and associated descriptions thereof; however, neither Party can guarantee that such Governmental Authority shall grant such protection. Neither Party shall be responsible for damage or harm suffered by the other Party resulting from the determination of any Governmental Authority to disclose information in its possession concerning any Transaction Agreements.

16.3 Non-Disclosure by Representatives. Notwithstanding the foregoing, each Party may disclose Confidential Information to officers, directors, employees and representatives of such Party or its Affiliates, except for any Affiliate engaged in retail marketing of Gas (collectively, "Representatives"); provided, that each Representative who receives any such information shall be informed of the confidential nature of such information and shall be directed to treat such Confidential Information in accordance with the terms of this Article 16. Buyer and Seller shall be responsible for any breach of this Article 16 by any of their Representatives and each agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of Confidential Information.

16.4 Injunctive Relief. The Parties agree that in the event of any breach by either Party or its respective Representatives of any of the provisions of this Article 16, money damages would be inadequate and that the non-breaching Party would have no adequate remedy at law. Accordingly, notwithstanding anything to the

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contrary contained in this Agreement, the Parties agree that they shall have the right, in addition to any right to seek damages, to pursue an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violation (whether anticipatory, continuing or future) of the provisions of this Article 16.

ARTICLE 17. NOTICES

17.1 Except as otherwise provided in this Agreement, all notices and communications required or permitted under the terms of this Agreement may be given orally followed in writing, and shall be given by registered or certified mail, return receipt requested, telex, facsimile, air courier guaranteeing overnight delivery or personal delivery on a Business Day, to the addresses set forth below. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand and received by the other Party, if personally delivered; four (4) days after being sent by certified mail, return receipt requested, if mailed; when answered back, if telexed; when receipt acknowledged, if sent by facsimile; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

NOTICE TO SELLER:	NOTICE TO BUYER:

Enron North America Corp.	North Shore Gas Company
P.O. Box 4428	130 East Randolph Drive
Houston, Texas 77210-4428	Gas Supply Administration
Attn: Document and Deal Clearing Desk	22nd Floor
Facsimile No. 713-646-4816	Chicago, Illinois 60601
Or	Attn: Manager, Gas Supply Administration
1400 Smith Street	Facsimile No. 312-240-4211
Houston, Texas 77002

PAYMENTS TO SELLER:	PAYMENTS TO BUYER:
Wire Transfer to:	Wire Transfer to:
Enron North America Corp.	North Shore Gas Company
ABA Routing 111000012	Harris Trust & Savings Bank, Chicago, Illinois
Bank of America Account No. 3750494099	ABA #0710 00288
Acct. # 375 360 5

INVOICES TO SELLER:	INVOICES TO BUYER:
Enron North America Corp.	North Shore Gas Company
P.O. Box 4428	130 East Randolph Drive
Houston, Texas 77210-4428	Gas Supply Administration
Attn: Contract Settlement	22nd Floor
Chicago, Illinois 60601
Attn: Manager, Gas Supply Administration

OTHER BILLING AND ACCOUNTING MATTERS

TO SELLER:	TO BUYER:
Enron North America Corp.	North Shore Gas Company
P.O. Box 4428	130 East Randolph Drive
Houston, Texas 77210-4428	Gas Supply Administration
Attn: Contract Settlement	22nd Floor
Facsimile No. 713-646-8420	Chicago, Illinois 60601
Attn: Manager, Gas Supply Administration
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ARTICLE 18. TAXES

18.1 Taxes. Except to the extent provided otherwise in the Master Agreement, the price paid under this Agreement includes full reimbursement for, and Seller is liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to the Gas sold hereunder upstream of the Delivery Point(s). In the event Buyer is required to remit such Tax, the amount thereof shall be deducted from any sums due Seller hereunder, and Seller shall indemnify, defend and hold Buyer harmless from any liability for such Taxes. The price does not include reimbursement for, and the Buyer is liable for and shall pay, cause to be paid, or reimburse Seller if Seller has paid, all Taxes applicable to the Gas sold hereunder incurred at or downstream of the Delivery Point(s), and Buyer shall indemnify, defend and hold Seller harmless from any liability for such Taxes. Any Taxes that Buyer would have otherwise paid but for these Transactions shall continue to be paid by Buyer.

18.2 Cooperation. Both Parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes. Upon request, a Party shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption from any Tax and each Party agrees to cooperate with the other Party in obtaining any such exemption.

ARTICLE 19. MISCELLANEOUS

19.1 Entire Agreement; Modifications in Writing. This Agreement, the Master Agreement and the Parent Guaranty, together with all exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Except as specifically provided in an Agreement, no amendment, waiver, consent, modification or termination of any provision of such Agreement shall be effective unless signed by both Parties.

19.2 Binding Effect; Assignment. This Agreement, including without limitation each indemnification, shall inure to and bind the permitted successors and assigns of the Parties; provided, neither Party shall transfer this Agreement without the prior written approval of the other Party, which may be withheld entirely at the sole discretion of such Party; provided further, either Party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other Party, but no such transfer shall operate to relieve the transferor Party of its obligations hereunder. Any Party's transfer in violation of this Section 19.2 shall be void.

19.3 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

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19.4 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

19.5 Severability. The invalidity of one or more provisions contained in this Agreement or the Master Agreement shall not affect the validity of the remaining portions of the this Agreement or the Master Agreement so long as for both Parties the material purposes of this Agreement or the Master Agreement taken as a whole can be determined and effectuated. In the event that any or all of this Agreement or the Master Agreement is held to be invalid or unenforceable, the Parties agree to negotiate in good faith to reach an equitable agreement on such portion that is void or unenforceable. If any indemnity or hold harmless obligation (or portions thereof) in this Agreement or the Master Agreement is for any reason held to be invalid or unenforceable in any respect, and if the Parties fail to agree on a replacement provision, then such obligation shall be construed to apply to the fullest extent permitted by law but in no event beyond the scope and limits of those original indemnity and hold harmless obligations determined to be invalid or unenforceable.

19.6 Headings, Exhibits and Schedules. The headings used for the articles and sections herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. All exhibits and schedules referenced in this Agreement are hereby incorporated for all purposes.

19.7 Effect of Waiver or Consent. No waiver or consent by either Party, express or implied, of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver or consent of any other default or defaults whether of a like kind or different nature. Failure by a Party to complain of any act of the other Party or to declare the other Party in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default.

19.8 Exclusion of Third Party Rights. The provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a permitted successor or assignee of a Party bound to this Agreement.

19.9 Books and Records. Except as specified in Section 9.5. Seller and Buyer each shall retain its books and records related to the Transaction Agreements during the Term of this Agreement and for a period of three (3) years from the end of the Term or earlier termination thereof; provided, however, that neither Seller nor Buyer shall be required to retain any tapes used to record conversations between the Parties related to this Agreement or the Master Agreement for a period of more than six (6) months from the date of such conversations.

19.10 No Implied Warranties. Each Party hereby disclaims, and the other Party hereby waives, any implied representations, covenants, warranties and agreements, except those expressly set forth in this Agreement or the Master Agreement.

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19.11 Limitation of Remedies, Liability and Damages and Mitigation. THE PARTIES DO HEREBY CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE CF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE GOODS TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH AND SUBJECT TO SUCH REPRESENTATIONS AND WARRANTIES, ACCEPTS SUCH GOODS "AS-IS" AND "WITH ALL FAULTS." SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. The Parties acknowledge the duty to mitigate damages hereunder. In this connection, the Parties recognize that the ability to effectuate arrangements for the sale or purchase of Gas is conditioned upon the volatility of Gas markets, the creditworthiness and reliability of potential customers, the complexity and size of the portfolios of contracts managed by each Party and the need to conduct market business in an orderly manner. Therefore, the Parties agree that (i) fifteen (15) Business Days is a commercially reasonable period to purchase or sell Gas in respect of a Seller's or Buyer's Deficiency Default and (ii) thirty (30) Business Days after the end of the Month in which the early termination date pursuant to Section 14.1 occurs is a commercially reasonable period after the establishment of any such early termination date to determine the Termination Payment; provided, notwithstanding the foregoing, if Gas

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quantities made the basis of a Seller's or Buyer's Deficiency Default or a Party's determination of the Termination Payment are in excess of [ * ], the Parties recognize that a longer period may ordinarily be required to effectuate cover or determine the Termination Payment in an orderly manner so as not to adversely affect the Gas market. Each Party may utilize its discretion, with commercially reasonable foresight, to adjust the timing and staggering of the purchases or sales of Gas volumes in its efforts to mitigate damages. No claim that a Party failed to mitigate damages shall be grounded solely on the basis of counter Gas market movement.

19.12 Preparation. This Agreement was negotiated and prepared by both Parties with advice of counsel to the extent deemed necessary by each Party, and was not prepared by any Party to the exclusion of the other, and, accordingly, should not be construed against either Party by reason of its preparation.

IN WITNESS WHEREOF, the Parties have entered into this Agreement, effective as of the date first above written.

North Shore Gas Company	Enron North America Corp.

By: /s/ William E. Morrow	By: /s/ David W. Delainey
William E. Morrow	David W. Delainey
Vice President	Managing Director

EXHIBIT A

ENRON CORP.

Guaranty

This Guaranty (the "Guaranty"), dated as of September _____, 1999, is made and entered into by ENRON CORP., an Oregon corporation ("Guarantor").
WITNESSETH:

WHEREAS, THE PEOPLES GAS LIGHT AND COKE COMPANY, an Illinois corporation ("Peoples"), and NORTH SHORE GAS COMPANY, an Illinois corporation ("North Shore Gas"), (each of Peoples Gas and North Shore Gas are individually referred to as a "Counterparty" and collectively as the "Counterparties") are each contemplating entering into with ENRON NORTH AMERICA CORP. ("ENA"), a wholly owned direct subsidiary of Guarantor, a Gas Purchase and Agency Agreement and a Master Firm Purchase/Sale Agreement of even date herewith, copies of which are attached hereto as Exhibit A (such Gas Purchase and Agency Agreements and Master Firm Purchase/Sale Agreements, as the same may from time to time be modified, amended and supplemented, including all Schedules, Annexes, Confirmations and Transactions, shall be referred to herein as the "Contracts"); and

WHEREAS, Guarantor will directly or indirectly benefit from the transactions to be entered into between ENA and Counterparty;

NOW THEREFORE, in consideration of each Counterparty entering into the Contracts, Guarantor hereby covenants and agrees as follows:

1. GUARANTY. Subject to the provisions hereof, (a) Guarantor hereby irrevocably and unconditionally guarantees the timely payment when due of any and all amounts payable by ENA to Counterparties (the "Obligations") under the Contracts, including, but not limited to, any sums owed under indemnity agreements in the Contracts and (b) to the extent that ENA shall fail to pay any Obligations, Guarantor shall promptly pay to Counterparty the amount due, including, without duplication, interest on any such amount. This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under the Guaranty shall be subject to the following:

(a) Guarantor's liability hereunder shall be and is specifically limited to payments expressly required to be made under the Contracts (even if such payments are deemed to be damages) and, except to the extent specifically provided in the Contracts, in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages, costs, or attorney's fees.

(b) The aggregate amount covered by this Guaranty shall not exceed U.S. [ * ].

2. DEMANDS AND NOTICE. If ENA fails or refuses to pay any Obligations, Counterparty shall notify ENA in writing of the manner in which ENA has failed to pay and demand that payment be made by ENA. If ENA's failure or refusal to pay continues for a period of fifteen (15) days after the date of Counterparty's notice to ENA, and Counterparty has elected to exercise its rights under this Guaranty, Counterparty shall make a demand upon Guarantor (hereinafter referred to as a "Payment Demand"). A Payment Demand shall be in writing and shall reasonably and briefly specify in what manner and what amount ENA has failed to pay and an explanation of why such payment is due, with a specific statement that Counterparty is calling upon Guarantor to pay under this Guaranty. A Payment Demand satisfying the foregoing requirements shall be required with respect to Obligations before Guarantor is required to pay such Obligations hereunder and shall be deemed sufficient notice to Guarantor that it must pay the Obligations. A single written Payment Demand shall be effective as to any specific default during the continuance of such default, until ENA or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

3. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

(a) it is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

(b) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c) this Guaranty, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

4. SETOFFS AND COUNTERCLAIMS. Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which ENA is or may be entitled to arising from or out of the Contracts, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of ENA.

5. AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparties.

6. WAIVERS. To the fullest extent permitted by law, Guarantor hereby waives notice of acceptance of this Guaranty; diligence, presentment and demand concerning the liabilities of Guarantor, except as expressly hereinabove set forth; protest, notice of protest, acceleration and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ENA; and any right to require that any action or proceeding be brought against ENA or any other person, or except as expressly set forth in Section 2 hereof, to require that Counterparty seek enforcement of any performance against ENA or any other person, prior to any action against Guarantor under the terms hereof and, except as expressly provided in Section 4 hereof, any defense, benefit or other circumstance that may be derived from or afforded by law which limit the liability of or exonerate guarantors and sureties, or which conflict with the terms of this Guaranty.

Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

This Guaranty shall remain in full force and effect or shall be reinstated, as the case may be, if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Counterparty upon the insolvency, bankruptcy or reorganization of ENA or otherwise, all as though such payment had not been made.

Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes in the terms of the Obligations, or any part thereof or any changes or modifications to the terms of the Contracts.

Guarantor may not terminate this Guaranty unless and until the Contracts have terminated with no liability outstanding in ENA or Guarantor.

7. NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called "Notice") shall be in writing and delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by Federal Express or other courier guaranteeing overnight delivery, or by telegram or telecopier, as follows:

To Counterparties:	The Peoples Gas Light and Coke Company
North Shore Gas Company
130 East Randolph
Chicago, Illinois 60601
Attn: Treasurer
Fax No.: (312) 240-4348

To Guarantor:	Enron Corp.
1400 Smith Street
Houston, Texas 77002
Attn: Vice President, Finance
and Treasurer
Fax No.: (713) 646-3422

A copy of any notice sent to Guarantor pursuant hereto must also be sent to the above address to: Enron North America Corp., (i) Attention: Corporate Secretary, Fax No. (713) 853-2534, and (ii) Attention: Assistant General Counsel, Finance/Transactions Group, Fax No. (713) 646-3490.

Notice given by personal delivery or mail shall be effective upon actual receipt or refusal of receipt. Notice given by telegram or telecopier shall be effective upon transmission if confirmed in writing by the transmitting telecopier and received during the recipient's normal business hours, and shall be deemed effective as of the beginning of the recipient's next business day if not received during the recipient's normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in .writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

8. MISCELLANEOUS. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDINGS RELATING TO THIS GUARANTY ("PROCEEDING"), EACH OF GUARANTOR AND THE COUNTERPARTIES IRREVOCABLY: (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COMMERCIAL DIVISION OF THE SUPREME COURT, CIVIL BRANCH, NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, (ii) AGREES THAT ANY SUCH PROCEEDINGS SHALL BE BROUGHT EXCLUSIVELY IN SUCH COURTS, AND (iii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN EITHER OF SUCH COURTS, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT EITHER OF SUCH COURTS DOES NOT HAVE JURISDICTION OVER SUCH PARTY. This Guaranty shall be binding upon Guarantor, its successors and assigns and inure to the benefit of and be enforceable by each Counterparty, its respective successors and assigns; provided, however, that Guarantor shall not assign its rights or obligations under this Guaranty, in whole or in part, without the prior written consent of the Counterparties, which consent shall not be unreasonably withheld, and any attempted assignment without such consent shall be void and of no effect. This Guaranty embodies the entire agreement and understanding between Guarantor and the Counterparties and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the date first above written.

ENRON CORP.

By: ________________________________________
Name: ______________________________________
Title: _______________________________________

SCHEDULE 2.1

BASELOAD QUANTITIES AND SUMMER INCREMENTAL

NORTH SHORE GAS COMPANY

SCHEDULE 6.1

GAS TRANSPORTATION CONTRACTS

NORTH SHORE GAS COMPANY

SCHEDULE 6.2

GAS SUPPLY CONTRACTS

NORTH SHORE GAS COMPANY

SCHEDULE 6.3

CAPACITY RELEASES (ASSET ENCUMBERANCES)

NORTH SHORE GAS COMPANY